Exhibit 5.1

October 5, 2022

VIA ELECTRONIC MAIL

Aridis Pharmaceuticals, Inc.

983 University Avenue, Bldg. B

Los Gatos, CA 95032

Ladies and Gentlemen:

We have acted as counsel to Aridis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) 1,800,000 shares (the “Shares”) of Common Stock of the Company, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase 5,407,208 shares of Common Stock (the “Pre-funded Warrants”) and (iii) up to 5,407,208 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Warrant Shares and together with the Shares and the Pre-Funded Warrants, the “Securities”). The Securities are to be sold by the Company pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-267279) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the form of Pre-Funded Warrant, the Company’s amended and restated certificate of incorporation and amended and restated bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and, as to the Pre-Funded Warrants constituting valid and binding obligations of the Company, with respect to the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion concerning the Pre-Funded Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Pre-Funded Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Pre-Funded Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Pre-Funded Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) provided that the Pre-Funded Warrants have been duly executed and delivered by the Company to the purchaser thereof against payment therefor as provided in the Registration Statement and the Prospectus, the Pre-Funded Warrants will be valid and binding obligations of the Company and (iii) the Pre-Funded Warrant Shares, when issued and paid for in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K, for incorporation by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Securities or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Very truly yours,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

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